UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2025

ARRIVED SEATTLE FUND, LLC
(Exact name of issuer as specified in its charter)

Delaware	33-3781867
State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

1700 Westlake Ave North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

(814) 277-4833
(Issuer’s telephone number, including area code)

www.arrived.com
(Issuer’s website)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

i

STATEMENTs REGARDING Forward-Looking INFORMATION

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of Arrived Seattle Fund, LLC (the “Company”), Arrived Fund Manager, LLC (the “Manager”) and the Arrived Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our Company nor the Manager can guarantee future performance, or that future developments affecting our Company, the Manager or the Arrived Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the heading “Risk Factors” in our latest offering circular (the “Offering Circular”) filed by the Company with the Securities and Exchange Commission (the “Commission”), which may be accessed here and may be updated from time to time by our future filings under Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”). Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND OTHER INDUSTRY DATA

This Form 1-K includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Form 1-K, and we believe our estimates to be accurate as of the date of this Form 1-K or such other date stated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Form 1-K, and estimates and beliefs based on that data, may not be reliable.

ii

Item 1. Description of Business

Arrived Seattle Fund, LLC is a Delaware limited liability company formed to originate, invest in and manage a diversified portfolio of residential real estate properties and other real estate-related investments located in the Seattle/Tacoma area. We expect to use substantially all of the net proceeds from our offering to originate, acquire and structure a diversified portfolio of real estate properties located in the Seattle/Tacoma, Washington area, and real estate credit investments. We intend to invest in real estate equity and real estate loans, as well as real estate debt securities (including residential mortgage-backed securities (“RMBS”), collateralized debt obligations (“CDOs”) and REIT senior unsecured debt), and other select residential real estate-related assets, where the underlying assets primarily consist of residential real estate properties. We may make our investments through subsidiaries and affiliates, some of which may have rights to receive preferred economic returns.

We are externally managed by Arrived Fund Manager, LLC (the “Manager”), which is a wholly-owned subsidiary of our sponsor, Arrived Holdings, Inc. (the “sponsor”). Arrived Holdings, Inc. owns and operates an online investment platform www.arrived.com (the “Arrived Platform”) that allows investors to hold interests in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the Arrived Platform, investors can browse and screen real estate investments, view details of an investment and sign legal documents online. We have elected to be treated as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2025.

Our office is located at 1700 Westlake Ave North, Suite 200, Seattle, WA 98109. Our telephone number is (814) 277-4833. Information regarding our Company is also available on our web site at www.arrived.com.

Investment Strategy

Our investment strategy is to acquire, invest in, manage, operate, selectively leverage and sell real estate equity investments located in the Seattle/Tacoma area, which we define as in or reasonably near the borders of the Seattle-Tacoma combined statistical area, as defined by the U.S. Office of Management and Budget - alongside broad real estate-backed credit investments. We believe that the combination of equity investments in this market alongside real estate-backed credit investments all over the United States offers investors a blend of attractive income rates and a strong prospect for long term property value appreciation.

Additionally, we believe that the near and intermediate-term market for real estate-backed debt investments is compelling from a risk-return perspective. We favor a strategy weighted toward targeting debt investments whose purpose is to provide capital to real estate professionals who can add much needed inventory and liquidity into the market throughout the United States. Since interest rates have significantly increased in the US economy, housing inventory has severely tightened. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to deliver investments with attractive income production backed by quality security in order to seek the best risk-return dynamic for our common shareholders.

We may also develop or improve properties or enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offerings and REITs sponsored by affiliates of our sponsor. We also may serve as a mortgage lender to, or acquire interests in or securities issued by, these joint ventures, tenant-in-common investments or other joint venture arrangements.

Investment Objectives

Our investment objectives are:

●	Consistent cash flow;

●	Long-term capital appreciation with moderate leverage;

●	Favorable tax treatment of REIT income and long term capital gains; and

●	Capital preservation.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Market Opportunities

We intend to focus our business efforts in the location described above in areas that exhibit the following characteristics:

●	Proximity to Economic Hubs: Target neighborhoods with strong access to major employment centers;

●	Emerging Growth Zones: Focus on up-and-coming suburbs or exurban areas within the CSA where housing affordability drives demand from renters priced out of Seattle’s core, coupled with ongoing infrastructure improvements;

●	Strong Yields: Identify submarkets where rental yields remain strong for the area (2.8%+) while still offering long-term equity growth potential;

●	Demographic and Lifestyle Trends: Prioritize areas with growing populations, young professionals, or families which have historically been key rental demographics;

●	Transportation Connectivity: Select locations with excellent access to public transit or major highways as these appeal to tenants valuing mobility in a region known for traffic challenges;

●	Resilience to Economic Shifts: Include areas with diversified economic bases to mitigate risks from sector-specific downturns.

For real estate that we acquire, we focus on acquiring properties we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. For real estate-backed credit investments, we intend to focus on acquiring loans we believe (1) are likely to generate stable cash flows in the long term and (2) have a reasonable level of default risk.

We are subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless we comply with a statutory safe harbor or earn the gain through a taxable REIT subsidiary (“TRS”). We intend to comply with the statutory safe harbor when selling properties (or when our joint ventures sell properties) outside of our TRSs that we believe might reasonably be characterized as held for sale, but compliance with the safe harbor may not always be practical. A disposition qualifies for a safe harbor exception for properties that have been held by us for at least two years (generally for the production of rental income) and that satisfy certain additional requirements (including certain limitations on the number of sales of property, the aggregate adjusted bases of property sold or the fair market value of property sold during the taxable year).

We may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties or loans with third parties or affiliates of the Manager, including present and future real estate investment offerings sponsored by affiliates of the Manager.

We believe that the near- and intermediate-term market for investment in select real estate properties, residential real estate equity and debt investments, joint venture equity investments, and other real estate related assets is compelling from a risk-return perspective. Additionally, we believe that the risk adjusted yields attached to the residential development and residential transition loan markets are compelling investments and will serve to smooth investment yields. In contrast, returns typically associated with core real estate properties in major gateway markets and stabilized trophy assets have generally become overpriced in a pursuit of safety over value. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive long-term equity returns and strong structural features with local, joint venture real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our common shareholders.

About the Arrived Platform

Our sponsor is the owner and operator of the Arrived Platform, an online financial platform focused on real estate, which may be found on the website: www.Arrived.com.

Ryan Frazier is responsible for overseeing the day-to-day operations of our Manager.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms that compete with the Arrived Platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. In particular, our investment objectives and strategies are similar to other offerings available on the Arrived Platform and sponsored by our sponsor. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Conflicts of Interest

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include, among others, conflicts related to our asset management fee, ordinary course business activities of our Manager and its affiliates, other similar investment programs organized by our sponsor, and allocation of our sponsor’s real estate professionals’ time. In addition, the terms of our operating agreement were not negotiated at arm’s length, our common shareholders may only remove our Manager for “cause”, we may have conflicting incentives with regards to internalizing our management function, our Manager may determine that we should merge or consolidate through a roll-up or similar transaction without shareholder consent, and we are not subject to a number of corporate governance requirements as a non-listed offering pursuant to Regulation A. See “Conflicts of Interest” in our latest offering circular.

If an investment, sale, financing or other business opportunity would be suitable for more than one program, our sponsor will allocate it using its business judgment. Any allocation of this type may involve the consideration of a number of factors that our sponsor determines to be relevant. See “Conflicts of Interest—Allocation of Investment Opportunities” in our latest Offering Circular.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 12 in our Offering Circular, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Emerging Growth Company

While we currently have no intention of making such an election, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Offering Results

We have offered, are offering, and may continue to offer $35,000,000 in our common shares. The minimum investment in our common shares for initial purchases is $100 worth of common shares, rounded up to the nearest whole share. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement. As of December 31, 2025, we have raised cumulative gross offering proceeds of approximately $2.5 million from settled subscriptions. We expect to offer common shares in our offering until we raise the maximum amount being offered, unless terminated by our Manager at an earlier time.

The per share purchase price for our common shares in our offering will be adjusted by our Manager at the beginning of every quarterly period in accordance with the Company’s limited liability company operating agreement, to be no less than the sum of our net asset value (“NAV”) divided by the number of our common shares outstanding as of the end of the prior quarterly period (“NAV per share”).

Investors will pay the most recent publicly announced purchase price as of the date of their subscription. Although we do not intend to list our common shares for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our common shareholders with limited liquidity for their investment in our common shares.

Our offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering.

Below is the NAV per common share, as determined in accordance with our valuation policies for each period to date.

Date	NAV Per Share	Link
Inception (February 25, 2025)	$10.00	Initial period
January 25, 2026	$10.10	Form 1-U
April 25, 2026	$10.05	Form 1-U

Distributions

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains, we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant.

Our Company expects the Manager to make distributions of any free cash flow on a monthly or other periodic basis as determined by the Manager. However, the Manager may change the timing of distributions in its sole discretion. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions. We will utilize a “mobile wallet” feature for payment of distributions (the “Arrived Homes Wallet”). The Arrived Homes Wallet will be used to allow investors to pay for subscriptions, receive distributions, reinvest distributions, and receive redemption proceeds.

Any distributions that we make directly impact our NAV by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income through monthly or other periodic distributions, while at the same time maintaining a fair level of consistency in our NAV. Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.

As of December 31, 2025, we had not yet declared our first distribution to shareholders. On January 22, 2026, our Manager declared the first distribution to shareholders of record as of the close of business on October 31, 2025.

Redemption Plan

Our common shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our common shares. While investors should view an investment in the Company as long-term, we are adopting a redemption plan whereby, on a quarterly basis, at any time after six (6) months following the purchase of common shares, an investor has the opportunity to obtain liquidity as described in detail in our offering circular.

As of December 31, 2025, no common shares had been submitted for redemption.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2,  Summary of Significant Accounting Policies, included in the financial statements, for a more thorough discussion of our accounting policies and procedures.

Sources of Operating Revenues and Cash Flows

We expect to primarily generate revenues from rental income from our single family residential real estate properties and revenues from interest payments on loans held by the Company. See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in our financial statements for further detail.

Operating Results

For the year ended December 31, 2025, we had a total net loss of approximately $254,760.

Revenues

For the year ended December 31, 2025, we earned revenue of approximately $76,495.

Expenses

For the year ended December 31, 2025, we incurred approximately $331,255 in operating expenses. Such operating expenses include real estate taxes, property insurance, Home Ownership Association “HOA” fees, legal fees, other professional fees, depreciation, and repair and maintenance costs.

Other Income

For the year ended December 31, 2025, we earned approximately $520 from interest income on bank deposits.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our offering to conduct our proposed operations. We obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of our offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.

If we are unable to raise a substantial amount in gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

As of December 31, 2025, we had deployed approximately $2.1 million in capital to acquire our investments. As of December 31, 2025, the Company’s cash position was approximately $12,837, however, we have been able to meet our funding commitments and costs of operations through $2,300,000 in notes payable from a related party. While our auditors have identified substantial doubt about our ability to continue as a going concern, as disclosed in Note 3 to our financial statements, we anticipate that continued access to related party financing, combined with cash on hand and proceeds from our Offering, will provide sufficient liquidity to meet our obligations for at least the next 12 months.

We are offering up to $35 million in our common shares pursuant to Regulation A.

As of December 31, 2025, we had approximately $2.3 million in unsecured Company-level debt. For further details, please see Note 6, Notes Payable, Related Party. This does not include any debt secured by the real property of our unconsolidated investments. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 50-70% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During periods when we are growing our portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our assets, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. However, other than during our initial period of operations, it is our policy to not borrow more than 80% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager in providing services to us.

We have elected to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2025. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains, we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a monthly or other periodic basis. We have not established a minimum distribution level.

Our Policies for Approving New Tenants

We intend to seek out tenants for our properties who are financially responsible and capable of paying their rent. We will conduct due diligence on prospective tenant applicants by (a) verifying their incomes, (b) running credit checks, (c) performing criminal background checks, and (d) requesting references from previous landlords. While we do not have specific standards for any of these items, we will use these screening methods to determine, prior to approving a lease, whether we believe a potential lessee is financially responsible.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of our properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Recent increases in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Continued increases in remote work arrangements may lead to greater rental activity in our target markets.

Item 3. Directors AND Officers

Our Manager

Arrived Fund Manager, LLC, our Manager, manages our day-to-day operations. Our Manager is a wholly-owned subsidiary of our sponsor. A team of real estate professionals, acting through our Manager, makes all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Arrived Holdings, Inc., our sponsor, is able to exercise significant control over our business and provides services to our Manager pursuant to a shared services agreement.

Our Sponsor

Arrived Holdings, Inc., is a Delaware corporation and our sponsor. The sponsor is an asset management company that operates a web-based investment platform, which we refer to as the Arrived Platform, used by our Company for the offer and sale of common shares of our Company.

Executive Officers of our Sponsor

As of the date of this Annual Report, the executive officers of our sponsor and their positions and offices are as follows:

Name	Age	Position Held with the Sponsor
Ryan Frazier	37	Chief Executive Officer
Sue Korn	56	Chief Financial Officer
Kenneth Cason	39	Chief Technology Officer
Alejandro Chouza	45	Chief Operating Officer

Ryan Frazier, our Chief Executive Officer and a director, has served as the Chief Executive Officer, President, and a director of Arrived Holdings, Inc. since its inception in February 2019 and as CEO and director of our Company since its inception. In 2011, Mr. Frazier co-founded and was the CEO of DataRank, Inc., a social media listening platform used by Fortune 500 companies, including Procter & Gamble, Coca Cola, and The Clorox Company, to garner insights from their consumers. Mr. Frazier led DataRank through a merger with Simply Measured, Inc. in 2015, and again through a merger with Sprout Social, Inc. in 2017, after which he acted in the role of General Manager, leading the integration of the Simply Measured, Inc. and Sprout Social businesses in Sprout Social’s Seattle office. Mr. Frazier is an alumnus of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in International Business.

Sue Korn has served as the Chief Financial Officer of Arrived Holdings, Inc. since January 2024. Ms. Korn began her career in equity research for diversified financial services companies at Kidder, Peabody in 1992, later moving to investment banking in Salomon Smith Barney’s Financial Institutions Group in 1997. She joined Providian Financial in 1998, where she oversaw planning and analysis, data management and reporting for a $33 billion credit card business. In 2011, she transitioned to FinTech, bringing her financial expertise to companies such as Prosper Marketplace (FP&A and back office operations), LendingClub (marketplace operations and treasury) and Oportun (FP&A and accounting) and was co-founder/CFO/Head of Operations for online lender Vouch Financial. Ms. Korn graduated from Colby College with a B.A. in Philosophy/Math in 1991 and earned her M.B.A. from Kellogg Graduate School of Management at Northwestern University in 1997 with majors in Finance, Management and Strategy and Organizational Behavior. She has held the Chartered Financial Analyst® designation since 1998.

Kenneth Cason, our Chief Technology Officer and a director, has served as the Chief Technology Officer and director of Arrived Holdings, Inc. since its inception in February 2019. Beginning in 2011, Mr. Cason served as the Co-Founder and Chief Technology Officer of DataRank, Inc. Mr. Cason worked extensively to help design and build large scale data collection, processing, and search systems. He remained employed with DataRank through two mergers; first with Simply Measured, Inc., in 2015, and then again with Sprout Social in 2017. During both mergers, he worked to lead and integrate each company’s tech stack. Mr. Cason is an alumnus of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in Computer Science and also received Associate degrees in Mathematics, Japanese and Chinese.

Alejandro Chouza, our Chief Operating Officer, has served as the Chief Operating Officer of Arrived Holdings, Inc. since its inception in February 2019. Mr. Chouza was previously the VP of Operations of Oyo Rooms beginning in May 2019. Prior to that, Mr. Chouza was the Regional General Manager of Uber Technologies, Inc., from September 2014 through May 2019, where he launched and managed operations in Mexico and the Northwest USA markets. Mr. Chouza graduated with a B.S. from Babson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Investment Committee of our Manager

The investment committee is comprised of the Manager’s chief executive officer, chief financial officer, highest ranking investments executive (currently the vice president of investments) and highest ranking legal executive (currently the general counsel, vice president of legal).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our sponsor also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we have not paid and do not intend to pay any compensation directly to these individuals.

Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular and Note 7, Related Party Transactions in our financial statements.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our common shares as of the date of this Annual Report for each person or group that holds more than 5% of our common shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1700 Westlake Ave North, Suite 200, Seattle, WA 98109.

Name of Beneficial Owner (1)	Approximate Number of Shares Beneficially Owned	Percent of All Shares
Ryan Frazier	40	*	%
Sue Korn	50	*	%
Kenneth Cason	75	*	%
Alejandro Chouza	20	*	%
All executive officers of our Manager as a group (4 persons)	185	*	%

*	Represents less than 1% of our outstanding common shares

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN Transactions

For further details, please see Note 7, Related Party Transactions in Item 7, Financial Statements.

Item 6. Other Information

None.

Item 7. FINANCIAL STATEMENTS

ARRIVED SEATTLE FUND, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager and Member of
Arrived Seattle Fund, LLC

Seattle, Washington

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Arrived Seattle Fund, LLC (the Company) as of December 31, 2025, and the related statements of comprehensive loss, changes in members’ equity, and cash flows for the period from February 25, 2025 (date of inception) through December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and cash flows for the period from February 25, 2025 (date of inception) through December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company’s lack of liquidity and losses from operations since inception raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Stephano Slack LLC

We have served as the Company’s auditor since 2025.

Wayne, Pennsylvania

April 30, 2026

ARRIVED SEATTLE FUND, LLC

BALANCE SHEET

DECEMBER 31, 2025

As of December 31, 2025

ASSETS
Current assets:
Cash	$12,837
Other receivables	27
Due from third party property manager	23,900
Notes receivable, net	2,117,267
Notes receivable - interest receivable	48,564
Total current assets	2,202,595
Property and equipment, net	2,638,722
Total assets	$4,841,317

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$36,418
Tenant deposits	12,735
Notes payable, related party	2,300,000
Due to related party	16,605
Total liabilities	$2,365,758

Members’ equity:
Members’ capital	2,730,318
Accumulated deficit	(254,760)
Total members’ equity	2,475,559
Total liabilities and members’ equity	$4,841,317

The accompanying notes are an integral part of these financial statements.

ARRIVED SEATTLE FUND, LLC

STATEMENT OF COMPREHENSIVE LOSS

FOR THE PERIOD FEBRUARY 25, 2025 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2025

For the period February 25, 2025 (date of inception) through December 31, 2025

Rental income	$34,780
Interest income	41,715
Total revenue	76,495

Operating expenses
Depreciation	36,675
Insurance	3,235
Management fees	8,059
Management fees, related party	13,781
Repairs and maintenance	43,643
Property taxes	7,632
Other operating expenses	49,143
Interest expense	70,326
Sourcing fee	92,925
Sourcing fee - credit facilities	6,352
Total operating expenses	331,772

Loss from operations	(255,277)

Other income
Interest income - bank	517

Net loss	$(254,760)

The accompanying notes are an integral part of these financial statements.

ARRIVED SEATTLE FUND, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD FEBRUARY 25, 2025 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2025

Balance as of February 25, 2025 (date of inception)	$-
Issuance of common shares, net of offering costs	2,730,318
Net loss	(254,760)
Balance at December 31, 2025	2,475,559

The accompanying notes are an integral part of these financial statements.

ARRIVED SEATTLE FUND, LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 25, 2025 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2025

For the period February 25, 2025 (date of inception) through December 31, 2025

Cash flows from operating activities:
Net loss	$(254,760)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	36,675
(Increase) decrease of assets
Other receivables	(27)
Notes receivable, net	(2,117,267)
Notes receivable - interest receivable	(48,564)
Increase (decrease) of liabilities
Tenant deposits	12,735
Due from third party property manager	(23,900)
Accrued expenses	36,418
Due to related party	16,605
Net cash used in operating activities	(2,342,084)

Cash flows from investing activities:
Purchases of properties	(2,675,397)
Net cash used in investing activities	(2,675,397)

Cash flows from financing activities:
Proceeds from issuance of notes payable, related party	2,300,000
Net proceeds from the issuance of common shares, net of offering costs	2,730,318
Net cash provided by financing activities	5,030,318

Net increase in cash	12,837

Cash at beginning of period	-
Cash at end of period	$12,837

Supplemental disclosure of cash flow information:
Cash paid for income taxes	-
Cash paid for interest	70,326

The accompanying notes are an integral part of these financial statements.

ARRIVED SEATTLE FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived Seattle Fund, LLC (the “Company”) is a Delaware limited liability company formed on February 25, 2025 under the laws of Delaware. Arrived Seattle Fund, LLC was formed to originate, invest in and manage a diversified portfolio of single family residential real estate properties located in the Seattle/Tacoma, Washington area, and real estate credit investments. The Company expects to use substantially all of the net proceeds from this offering to originate, acquire and structure a diversified portfolio of single family residential real estate properties. The Company may also invest in residential real estate loans, as well as residential real estate debt securities (including residential mortgage-backed securities (“RMBS”), collateralized debt obligations (“CDOs”) and REIT senior unsecured debt) and other select residential real estate-related assets, where the underlying assets primarily consist of single family residential real estate properties. The Company may make its investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns.

The Company is managed by Arrived Fund Manager, LLC (the “Manager”), which is a wholly-owned subsidiary of the Company’s sponsor, Arrived Holdings, Inc. (the “sponsor”). The Manager will be responsible for directing the management of the Company’s business and affairs, managing the day-to-day affairs, and implementing the Company’s investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Company.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a monthly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in the Jumpstart Our Business Startups Act, enacted on April 5, 2012 and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regard to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Per the operating agreement, the Manager is eligible to receive up to a maximum of 1.75% of the gross offering proceeds for out-of-pocket expenses in connection with our organization and offering expenses, including any such fees, costs and expenses allocable to the Company incurred in connection with the offering, including, without limitation, underwriting, legal, accounting, escrow, compliance, marketing and technology costs related to the offering. If organization and offering expenses exceed 1.75% of gross offering proceeds, the Manager will be responsible for paying any such excess expenses without reimbursement, as reimbursement for offering expenses including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices, such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying values of the Company’s cash, receivables, and accrued expenses approximate their fair values due to the short maturity of these instruments. The Company believes the carrying amount of its notes payable, approximates fair value based on rates and other terms currently available to the Company for similar instruments.

Notes Receivable, Net

The Company classifies certain notes receivable, net, as it has the positive intent and ability to hold the notes until their maturity date. Notes receivable, net, are recorded at amortized cost, which represents the original transaction amount adjusted for any amortization of premium or discount and net of any allowance for credit losses.

Interest income is recognized using the effective interest method over the life of the notes, which amortizes any premium or discount over the remaining term and recognizes interest income accordingly.

The carrying value of notes receivable, net, approximates fair value based on the nature of the underlying instruments and current market conditions.

Allowance for Credit Losses on Notes Receivable, Net

The Company evaluates its notes receivable for credit losses in accordance with ASC 326, Financial Instruments – Credit Losses. The allowance for credit losses is estimated under the Current Expected Credit Losses (“CECL”) model, which incorporates the historical performance of similar instruments, current economic conditions, and reasonable and supportable forecasts. The Company applies a loss-rate methodology that includes expected default frequencies and loss given default assumptions, adjusted for borrower-specific and macroeconomic risk factors. The allowance is reviewed regularly and adjusted as necessary based on updated information and risk assessments.

Management Compensation

Pursuant to the operating agreement, the Manager or the sponsor will receive reimbursements for out-of-pocket expenses in connection with the Company’s organization and offerings (an amount equal to 1.75% of the gross offering proceeds, including any such fees, costs and expenses allocable to the Company incurred in connection with the offering, including, without limitation, underwriting, legal, accounting, escrow, compliance, marketing and technology costs related to the offering). If organization and offering expenses exceed 1.75% of gross offering proceeds, the Manager will be responsible for paying any such excess expenses without reimbursement.

Upon completion of an offering, with respect to equity investments, the Company will pay the Manager up to 3.50% of the total purchase price of any property in which the Company makes an equity investment.

With respect to debt investments in residential real estate loans, the Company incurs a monthly sourcing fee equal to 0.10% of the unpaid principal balance of gross loan assets. This includes loans either held directly, pro rata inside a credit pool, or through a joint venture. All such sourcing fees will be paid to the sponsor.

The Company will reimburse the Manager for expenses incurred in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower in connection with any debt investments the Company may make, whether or not the Company ultimately acquires or originates the investment.

The Company pays the Manager a monthly asset management fee of 0.10%, which is initially calculated based on net offering proceeds as of the end of each month. Following the initial period, the fee is calculated based on the Company’s net asset value (“NAV”) as of the end of each prior quarterly period. The amount of the asset management fee may vary from time to time.

Interest and Origination Fees on Related Party Loans – Manager or its Affiliates

In connection with each loan acquisition, the Manager or its affiliates may provide a loan to finance the purchase of such loan, and the Company will pay interest at the current market rate. The Company may also pay a loan origination fee that will be charged at the current market rate.

Management Reimbursement of Other Operating Expenses – Manager

The Company reimburses the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company, which does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.

The expense reimbursements that the Company pays to the Manager also include expenses incurred by the sponsor in the performance of services under the shared services agreement between the Manager and the sponsor, including any increases in insurance attributable to the management or operation of the Company.

Management Reimbursement of Servicing Expenses – Manager or Other Party

The Company will reimburse the Manager for actual expenses incurred on the Company’s behalf in connection with the special servicing of non-performing assets, including, but not limited to, reimbursement of non-ordinary expenses and employee time required to special service a non-performing asset. Whether an asset is deemed to be non-performing is in the sole discretion of the Company’s Manager.

Fees from Other Services – Affiliates of our Manager

The Company may retain certain Manager’s affiliates, from time to time, for services relating to the investments or operations of the Company, which may include accounting and audit services (including valuation support services), account management services, corporate secretarial services, data management services, directorship services, information technology services, finance/ budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, transaction support services, transaction consulting services and other similar operational matters. Any compensation paid to our Manager’s affiliates for any such services will not reduce the asset management fee. Any such arrangements will be at or below market rates.

Redemption Fees – Manager

The Company will receive a fixed fee paid by investors in connection with redemption of shares held between six months and three years.

Incentive Fees Payable by Originators – Sponsor or its Affiliates

The sponsor or its affiliates may receive incentive fees from a third-party originator to whom they provide services with respect to loans we acquire from such originators in the form of a referral fee, or a portion of the fees payable by borrowers to the originators with respect to the making of the loan.

Property Management Fee – Manager or its Affiliate

As compensation for the services provided by the property manager, the Company will pay to the Manager or its affiliate a property management fee equal to eight percent (8%) of gross receipts for the then current calendar month. The Manager may subcontract with a local property manager to provide property management services in which event the Manager will be (i) entitled to retain the difference between the fees paid to the local property manager and the eight percent (8%) charged to the Company and (ii) responsible for any fees in excess of the eight percent (8%). If a property is vacant and not producing rental income, the property management fee will not be paid during any such period of vacancy.

“Gross Receipts” shall include unit rents, furniture or equipment rental, parking, forfeited security deposits applied to rental payments, late charges, judgments or awards (net of litigation costs) collected in the enforcement of any lease, income from coin-operated machines, proceeds from rental interruption insurance, application fees, and other miscellaneous income collected at the property, but shall exclude all other receipts, including but not limited to, security deposits (other than forfeited deposits applied to rent), interest earned on property accounts, proceeds of claims on account of insurance policies (other than rental interruption insurance), abatement of taxes, and awards arising out of takings by eminent domain, discounts and dividends on insurance policies and bonus payments by service providers for installation of services or equipment (such as cable television or laundry machines).

Property Disposition Fee

The Company will reimburse the Manager for actual expenses incurred on our behalf in connection with any such disposition of equity investments in real estate, including closing costs.

Prepaid, Accrued Interest Receivables, and Accrued Expenses

Prepaid expenses consist of prepaid insurance. Accrued interest receivable includes interest on outstanding principal loan balances. Accrued expenses include accrued property taxes and interest expense on notes payable, related party.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company’s property and equipment includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of comprehensive income.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Tenant Deposits

Tenant deposit liabilities represent security deposits received by tenant customers held by third party property managers.

Operating Expenses

The Company is responsible for the costs and expenses attributable to the activities of all of its properties. The Manager will bear its own expenses of an ordinary nature.

Revenue Recognition

The Company adopted FASB ASC 606, Revenue from Contracts with Customers, and its related amendments, effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company operates rental properties and recognizes rental revenue on a monthly basis as it is earned. Revenue from leasing arrangements falls outside the scope of FASB ASC 606 and is accounted for under the provisions of FASB ASC 842.

Interest income earned on its notes receivable secured by residential real estate is recognized using the effective interest method over the contractual term of the instrument and includes the amortization of premiums, discounts, and, where applicable, certain deferred fees and costs. Accrual of interest income is discontinued when collection of principal or interest is not probable, in accordance with the Company’s nonaccrual policy. See Note 4 — Notes Receivable, Net for additional information.

Comprehensive Income

The Company follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income is equal to net income.

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, accounting fees, legal fees, and costs of incorporation are expensed as incurred.

Income Taxes

The Company is organized as an LLC for legal purposes and made an election with the IRS to be treated as a C corporation for tax purposes, pursuant to subchapter C of the Internal Revenue Code.

The Company has elected to be treated as a real estate investment trust (“REIT”) beginning with its taxable year ending December 31, 2025. A REIT may not be required to pay income tax at the corporate level because this form of corporation is permitted to deduct dividends paid to members as an expense. Therefore, if a REIT pays out all profit and capital gains to its members it could potentially report no taxable income. Tax losses of REITs are not allocated directly to members but, under current law, losses may be accumulated and carried forward indefinitely and be used to offset up to 80% of taxable income in any future year, thereby reducing the reported taxable income of the REIT.

Most states give REIT’s a deduction for dividends paid. Since the Company generally pays dividends in excess of the taxable income generated, there would be no state tax liability in these states. In states that do not give a deduction for dividends paid, there may be a state income tax due that is assessed based on the tax table for that particular state. There is no state tax liability for members based on the locations of properties held in the REIT’s. The rules for state tax loss carryforwards vary by state as some conform to the Federal rules while others have restrictions on timeframes and/or the percentage of loss that can be carried forward.

Recently Issued and Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance upon inception utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s financial statements but did change how the allowance for credit losses is determined.

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The standard also requires disclosure of qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The Company is currently evaluating the impact this standard will have on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2025, the Company has limited liquidity and losses from operations since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements is dependent upon its ability to generate positive cash flows from operations and/or obtain additional financing from the Manager; however, there can be no assurance that the Company will be successful in achieving these objectives or that the Manager will be able or willing to provide additional funding when needed. The accompanying financial statements do not include any adjustments to the carrying amounts or classification of assets and liabilities that might result from the outcome of this uncertainty.

NOTE 4: NOTES RECEIVABLE, NET

The Company acquires loans related to real estate assets, including construction loans, purchase loans, and rehabilitate bridge loans from loan originators. The Company’s partnerships with loan originators (“servicers”) are established through a structured process that includes both inbound and outbound sourcing, with a focus on due diligence, credit risk, and financial transparency. Originators are evaluated based on their business model, lending specialization, geographic exposure, historical performance, underwriting practices, and financial stability. Once an originator is approved, individual loans are assessed using defined selection criteria, such as borrower experience, creditworthiness, collateral quality, and quantitative thresholds like loan to after repair value (“LTARV”) and loan to cost (“LTC”).

For certain individual servicers, the Company has executed a Master Purchase Agreement that includes a repurchase provision requiring the originator (“Seller”) to repurchase a loan if the borrower fails to remit the balloon payment within 30 business days of its maturity date. Upon written notice from the Company (“Purchaser”), the Seller is obligated to repurchase the loan at the agreed repurchase price within 30 business days of notification, unless the borrower satisfies the balloon payment prior to the repurchase being completed.

Certain loans within the Company’s portfolio accrue interest over the life of the loan, with both principal and accrued interest due and payable upon maturity or repayment. Borrowers do not make periodic interest payments; instead, interest is capitalized and collected upon payoff. Payments are remitted to the Servicer, who then transmits the net proceeds to the Company.

As of December 31, 2025, the Company held two notes receivable with an aggregate amount of $2,117,267. These notes are classified as held to maturity, as the Company has both the intent and ability to hold the notes until their contractual maturity dates, which range from May 2026 through August 2026. Each note carries repayment terms of 18 months from the date of issuance and is secured by real estate. The Company’s note receivables held to maturity consist of two loans as of December 31, 2025. These loans generate returns through a combination of contractual interest and additional economic incentives earned in accordance with the underlying agreements, resulting in an estimated overall yield of approximately 10.99% over the term of the investments. The Company recognizes interest income based on the expected yield over the term of the loans, subject to collectability considerations.

Interest income for the period ended December 31, 2025 was $41,715. The Company has not recorded an allowance for credit losses on its held-to-maturity notes receivable, as management believes the risk of loss is not probable based on the credit quality of the underlying loans and performance of the servicer as of December 31, 2025.

NOTE 5: PROPERTY AND EQUIPMENT

Property and equipment, net, consists of the following:

December 31, 2025

Address	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
2032 N. Castle Way, Lynnwood, WA 98036	$733,305	$243,750	$14,466	$991,521	$(12,416)	$979,105
4607 237th Place SW, Mountlake Terrace, WA 98043	617,301	205,000	8,727	831,028	(12,096)	818,932
20428 53rd Avenue West, Lynnwood, WA 98036	633,984	212,500	6,364	852,848	(12,163)	840,685
	$1,984,591	$661,250	$29,557	$2,675,397	$(36,675)	$2,638,722

For the period February 25, 2025 (date of inception) through December 31, 2025, depreciation expense was $36,675.

NOTE 6: NOTES PAYABLE, RELATED PARTY

As of December 31, 2025, the Company had an outstanding related party note payable with a balance of $2,300,000, which bears interest at a rate of 6.5%. This note payable is held by Arrived Short Term Notes, LLC, a related party. The note carries a maturity term of 18 months from the date of issuance. For the period February 25, 2025 (date of inception) through December 31, 2025, interest expense on this note was $70,326.

NOTE 7: RELATED PARTY TRANSACTIONS

Due to Related Party

The Company enters into various transactions with the Manager and affiliates of the Manager in the normal course of operating and financing activities. As of December 31, 2025, the Company owed $16,605, including the initial funding for the property purchases, offering expenses, sourcing fees, and other expense reimbursements. The advances are non-interest bearing with no stated repayment terms. In addition, the Company has related party notes payable as further described in Note 6 — Notes payable, related party.

Management Fees

The Company pays management fees to the Manager, a related party, in accordance with the operating agreement. For the period ended December 31, 2025, the Company incurred property management fees of $2,082 and asset management fees of $11,698. As of December 31, 2025, any unpaid amounts are included in due to related party on the accompanying balance sheet.

NOTE 8: MEMBERS’ EQUITY

The Company’s Manager, Arrived Fund Manager, LLC, is a Delaware limited liability company and non-member manager of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company.

The Manager will be responsible for directing the management of the Company’s business and affairs, managing the day-to-day affairs, and implementing the investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a monthly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion

Common Shares

As of December 31, 2025, the Company sold 7.8% of its common shares for net proceeds of $2,730,318. The gross proceeds were reduced by 1.75% for direct offering costs of $48,632, paid to the Manager.

NOTE 9: MANAGEMENT COMPENSATION

As of December 31, 2025, the total fees and reimbursements charged by the Manager and sponsor were $161,689. The following table reflects the total management compensation paid by the Company as of December 31, 2025.

December 31, 2025

	Manager	Sponsor	Total
Offering Expense	$48,632	$-	$48,632
Property Management Fee	2,082	-	2,082
Asset Management Fee	11,698	-	11,698
Sourcing Fee	-	92,925	92,925
Sourcing Fee - Credit Facility	6,352	0	6,352
	$68,764	$92,925	$161,689

NOTE 10: INCOME TAXES

The Company has elected to be treated as a REIT under the Internal Revenue Code for the taxable year ending December 31, 2025.

As a REIT, the Company generally is not subject to U.S. federal income tax on REIT taxable income that is distributed to stockholders, provided that it meets the applicable REIT qualification requirements, including certain asset and income tests and the requirement to distribute at least 90% of its REIT taxable income to stockholders.

In accordance with ASC 740, Income Taxes, the Company evaluates temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. For the period ended December 31, 2025, the Company generated a taxable loss and, accordingly, recorded no current federal income tax expense. The Company’s deferred tax asset consisted primarily of net operating loss carryforwards and temporary differences related to sourcing fees expensed for financial reporting purposes but capitalized into the tax basis of fixed assets for income tax purposes. Management evaluated the realizability of the deferred tax asset and determined that realization was not more likely than not. Accordingly, the Company recorded a full valuation allowance against the deferred tax asset, and no net deferred tax asset was recorded as of December 31, 2025.

The Company’s applicable federal income tax rate is 21.0%. Since the Company established a full valuation allowance against current deferred tax assets, the Company’s effective tax rate was 0% for the period ended December 31, 2025.

As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $161,000. These federal net operating loss carryforwards do not expire; however, their utilization is generally limited to 80% of taxable income in any given year. The Company also had state net operating loss carryforwards, the availability, utilization, and expiration of which vary by jurisdiction

The Company’s policy is to record interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense in the statement of operations. As of December 31, 2025, the Company had no unrecognized tax benefits and did not incur any interest or penalties related to uncertain tax positions. Accordingly, no accrual for uncertain tax positions was recorded.

The Company is not currently subject to any income tax audits in any taxing jurisdiction. The Company’s 2025 tax year remains open and subject to examination by the relevant taxing authorities.

Although the Company expects to qualify and be taxed as a REIT for U.S. federal income tax purposes, it may be subject to state and local income or franchise taxes in various jurisdictions. These taxes are generally imposed due to the Company’s legal entity status or as a result of owning or operating real estate assets within those jurisdictions. The Company evaluates its exposure to such taxes on a jurisdictional basis. For the period ended December 31, 2025, such state and local tax obligations, if any, were not material to the financial statements.

NOTE 11: SUBSEQUENT EVENTS

Subsequent to December 31, 2025, the Company declared and paid dividends of $19,801. During the same period, the Company raised $629,644 in additional capital, incurred $11,036 in direct issuance costs, and processed redemptions totaling $24,150.

ITEM 8: EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1*	Certificate of Formation
2.2*	Form of Amended and Restated Operating Agreement
3.1*	Distribution Reinvestment and Direct Share Purchase Plan (included in the Offering Circular as Appendix B and incorporated herein by reference)
4.1*	Form of Subscription Agreement
6.1*	Broker-Dealer Agreement
6.2*	Form of Shared Services Agreement
6.3*	Form of License Agreement
11.1*	Consent of Goodwin Procter LLP (included in Exhibit 12.1)
11.2*	Audit Report of Stephano Slack LLC (included in the Offering Circular in Part F/S and incorporated herein by reference)
12.1*	Opinion of Goodwin Procter LLP as to the legality of the securities being qualified

*	Filed previously

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 30, 2026.

Arrived Seattle Fund, LLC

By:	Arrived Fund Manager, LLC

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ryan Frazier	Chief Executive Officer of Arrived Holdings, Inc.	April 30, 2026
Ryan Frazier	(Acting Principal Executive Officer)

/s/ Sue Korn	Principal Financial Officer of Arrived Holdings, Inc.	April 30, 2026
Sue Korn	(Acting Principal Financial and Accounting Officer)

/s/ Kenneth Cason	Chief Technology Officer of Arrived Holdings, Inc.	April 30, 2026
Kenneth Cason	(Acting Principal Technology Officer)